For Immediate Release

Ferro Reports 2008 Second-Quarter Results

•	Net sales of $650 million, up 17% from second quarter of 2007

•	Total segment income up 36% to $54.8 million, compared with 2007 second quarter

•	Diluted earnings of 21 cents per share, up from 10 cents per share in second quarter of 2007

CLEVELAND, Ohio – August 5, 2008 – Ferro Corporation (NYSE: FOE, the “Company”) today announced sales of $650.4 million for the quarter ended June 30, 2008, up 17 percent from sales of $553.7 million in the second quarter of 2007.

Income from continuing operations for the 2008 second quarter was $9.4 million, or $0.21 per diluted share, compared with $4.6 million, or $0.10 per diluted share, in the second quarter of 2007. Income from continuing operations increased as a result of the combined effects of higher gross profit driven by increased net sales, lower selling, general and administrative expenses and reduced interest expense, partially offset by higher restructuring charges. Income from continuing operations for the second quarter of 2008 included net pre-tax expenses of $13.8 million primarily related to restructuring charges, asset write-offs, and corporate development activities. In the second quarter of 2007, income from continuing operations included net pre-tax expenses of $10.0 million primarily related to litigation settlements and manufacturing rationalization costs.

“The Ferro team delivered outstanding performance in the quarter, from sales to net income,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Our improved results came in spite of slowing economic growth and unprecedented cost increases for a number of raw materials. Our efforts to improve business operations and restructure manufacturing assets are generating results, and we are making sustainable progress toward our long-term profitability goals.”

Price increases and changes in foreign exchange were the most significant drivers of sales growth during the quarter. Price increases during the quarter include higher precious metal costs which are passed through to customers as higher product prices. Changes in foreign currency exchange rates accounted for approximately 40 percent of the sales increase. Higher sales volumes also contributed to the sales increase, particularly in Electronic Materials and Color and Glass Performance Materials. Sales volumes declined in Polymer Additives and Specialty Plastics.

In the 2008 second quarter, sales growth was strongest in the Electronic Materials segment, driven by conductive pastes used by solar cell manufacturers, particularly in Asia. Increased precious metal costs, which are passed through to customers, also contributed to the sales increase. Sales growth was also strong in Performance Coatings and Color and Glass Performance Materials, driven by sales growth in Europe, the Middle East and North Africa. Sales in Polymer Additives grew, primarily as a result of higher product pricing. Sales in Specialty Plastics declined as a result of lower demand from customers in the U.S. automotive, housing and appliance markets. This lower demand was not fully offset by higher average selling prices.

Gross profit percentage was 19.0 percent of sales for the second quarter of 2008, compared with 19.4 percent of sales in the second quarter of 2007. Gross profit for the 2008 second quarter was reduced by $1.4 million primarily as a result of asset write-offs and costs related to manufacturing rationalization activities. During the second quarter of 2007, gross profit was negatively impacted by an interruption of manufacturing activities at Ferro’s South Plainfield, New Jersey, facility and by manufacturing rationalization costs of $1.9 million. Higher raw material costs, primarily the cost of precious metals that are passed through to customers, contributed to the lower gross profit percentage for the 2008 second quarter.

Selling, general and administrative (SG&A) expense was $81.2 million in the second quarter of 2008, or 12.5 percent of sales. Included in the 2008 second quarter SG&A expense were charges totaling $2.4 million, primarily related to corporate development activities, asset write-offs and employee severance expenses. SG&A expense in the second quarter of 2007 was $84.4 million, or 15.2 percent of sales, including charges of $7.8 million primarily related to increased reserves for litigation settlements.

Total segment income for the 2008 second quarter was $54.8 million compared with $40.4 million in the second quarter of 2007. The increase in total segment income reflected improved performance across a number of segments. Segment income increased in Electronic Materials as a result of higher sales, improved product mix and benefits from prior-period restructuring activities. In addition, the Electronic Materials results in the second quarter of 2007 included the costs of a temporary manufacturing interruption at the Company’s South Plainfield, New Jersey, facility. Income increased in Performance Coatings and Color and Glass Performance Materials as a result of successful value pricing and improved sales volume, partially offset by higher raw material costs. Increased income in the Polymer Additives segment was driven by product price improvements that offset raw material cost increases and improved product mix. Segment income declined in Specialty Plastics as a result of lower manufacturing volume and higher raw material costs that were not fully offset by value pricing initiatives and cost control actions. Segment income declined in Other Businesses as a result of lower pharmaceutical product sales and an increased proportion of lower-margin industrial solvent sales in the quarter, as well as higher raw material and manufacturing costs.

Restructuring charges were $9.0 million for the 2008 second quarter, an increase from $0.3 million in the prior-year period. The increased charges were primarily the result of restructuring initiatives in Europe and Brazil in the Performance Coatings and Color and Glass Performance Materials segments. Ferro also recorded restructuring charges in the second quarter in the Performance Coatings, Color and Glass Performance Materials, Polymer Additives and Specialty Plastics segments as a result of continuing costs from restructuring programs initiated in late 2007 and the first half of 2008.

Interest expense for the 2008 second quarter was $13.2 million, compared with $14.3 million in the year-ago period. The lower interest expense was the result of lower interest rates on the Company’s variable-rate borrowings and term loans, partially offset by higher borrowing levels.

Miscellaneous expense increased in the second quarter of 2008, primarily as a result of a $1.0 million increase in a provision for an environmental contingency in Latin America related to a previously closed manufacturing property.

The Company’s tax rate for the second quarter of 2008 increased to 46.1% of pre-tax income from 37.9% in the 2007 second quarter. The 2008 second quarter effective tax rate increased as a result of a change in the mix of income by country, loss of a tax holiday and a decrease in the U.S. tax cost on foreign dividends. The effective tax rate was also impacted by an unfavorable tax decision in Brazil and favorable adjustments to prior-year accruals that increased tax expense in the 2008 second quarter by $1.6 million, in aggregate.

Total debt on June 30, 2008 was $571.0 million, an increase of $44.9 million from the end of 2007. The Company had net proceeds of $75.0 million from its U.S. accounts receivable securitization program as of the end of the 2008 second quarter, compared with $54.6 million at the end of 2007. The Company also had $41.2 million in net proceeds from similar programs outside the U.S. at the end of the quarter, compared with $42.1 million at the end of 2007. The increase in total debt was driven by increased working capital requirements resulting from higher sales, and foreign currency exchange rate changes.

Outlook

The Company expects sales to increase in the 2008 third quarter from the $551 million recorded in the third quarter of 2007. Consistent with historical seasonality, sales are forecast to decline sequentially from the second quarter of 2008. Sales for the third quarter, ending September 30, 2008, are expected to be in the range of $600 million to $625 million.

The sales estimates for the third quarter are consistent with the Company’s outlook for worldwide economic activity, and its current view of the potential for increased commodity prices, higher energy costs and volatility in credit markets to affect customers’ demand for products.

Net income per share in the third quarter is expected to be in the range of 8 to 13 cents per share, including approximately 20 cents per share for charges related primarily to the Company’s manufacturing rationalization activities. Net income per share in the third quarter of 2007 was 12 cents per share, including charges of approximately 11 cents per share.

Conference Call

The Company will host a conference call to discuss its 2008 second-quarter financial results, third-quarter earnings estimates, and general business outlook on Wednesday, August 6, 2008, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on August 6 through 9 p.m. Eastern time on August 13. To access the replay, dial 866-510-4832 if calling from the United States or Canada, or dial 203-369-1941 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials, including energy, petroleum-based materials, and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 and other filings with the SEC.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June		Six Months Ended
	30,		June 30,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007

Net sales	$650,396	$553,658	$1,257,652	$1,083,363

Cost of sales	527,012	446,131	1,020,949	869,056

Gross profit	123,384	107,527	236,703	214,307

Selling, general and administrative expenses	81,191	84,386	159,848	163,143
Restructuring charges	9,031	332	13,238	1,863
Other expense (income):
Interest expense	13,214	14,286	27,243	31,732
Interest earned	(142)	(189)	(271)	(1,154)
Foreign currency transactions, net	650	423	(891)	934
Loss (gain) on sale of business
Miscellaneous (income) expense, net	2,082	883	3,932	(386)

Income before income taxes	17,358	7,406	33,604	18,175
Income tax expense	8,002	2,808	15,083	7,342

Income from continuing operations	9,356	4,598	18,521	10,833

(Gain) Loss from discontinued operations, net of tax	(9)	58	16	214

Net income	9,365	4,540	18,505	10,619

Dividends on preferred stock	223	259	450	545

Net income available to common shareholders	$9,142	$4,281	$18,055	$10,074

Per common share data:
Basic earnings
From Continuing Operations	$0.21	$0.10	$0.42	$0.24
From Discontinued Operations	0.00	0.00	0.00	0.00

	$0.21	$0.10	$0.42	$0.24

Diluted earnings
From continuing operations	$0.21	$0.10	$0.42	$0.24
From discontinued operations	0.00	0.00	0.00	0.00

	$0.21	$0.10	$0.42	$0.24

Cash dividends declared	$0.145	$0.145	$0.290	$0.290

Shares outstanding:
Basic	43,250,802	42,905,728	43,205,521	42,806,837
Diluted	43,327,093	42,967,331	43,282,754	42,867,651
End of Period	43,719,321	43,435,614	43,719,321	43,435,614

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months		Six Months Ended
(Dollars in thousands)	Ended June 30,		June 30,
	2008	2007	2008	2007
Segment Net Sales
Performance Coatings	$178,504	$158,501	$339,296	$297,316
Electronic Materials	156,202	108,823	297,195	221,767
Color and Glass Perf. Materials	130,230	109,920	259,070	215,620
Polymer Additives	98,715	85,160	191,026	167,673
Specialty Plastics	63,609	69,797	125,402	136,758
Other Businesses	23,136	21,457	45,663	44,229

Total Segment Net Sales	$650,396	$553,658	$1,257,652	$1,083,363

Segment Income
Performance Coatings	$12,785	$10,815	$22,265	$21,498
Electronic Materials	17,683	4,929	26,432	11,012
Color and Glass Perf. Materials	15,547	12,668	30,983	27,735
Polymer Additives	4,599	4,053	7,318	7,159
Specialty Plastics	3,237	4,236	4,724	7,375
Other Businesses	915	3,698	4,760	7,389

Total Segment Income	54,766	40,399	96,482	82,168

Unallocated corp. expenses	12,573	17,258	19,627	31,004
Restructuring charges	9,031	332	13,238	1,863
Other expense, net	15,804	15,403	30,013	31,126

Income before income taxes from continuing operations	$17,358	$7,406	$33,604	$18,175

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,390	$12,025
Accounts and trade notes receivable, net	281,858	245,369
Note receivable from Ferro Finance Corp.	28,442	29,577
Inventories	316,783	262,799
Deferred income taxes	24,454	15,764
Other receivables	47,516	33,419
Other current assets	6,332	8,239

Total current assets	718,775	607,192

Property, plant & equipment, net	534,761	519,959
Goodwill	290,340	291,070
Other intangible assets, net	8,864	9,071
Deferred income taxes	106,415	100,935
Other non-current assets	111,779	110,033

Total assets	$1,770,934	$1,638,260

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$9,163	$5,444
Accounts payable	293,539	269,591
Income taxes	27,827	0
Other current liabilities	136,639	135,297

Total current liabilities	467,168	410,332

Long-term debt, less current portion	561,790	520,645
Postretirement and pension liabilities	143,404	140,988
Deferred income taxes	12,542	9,848
Other non-current liabilities	57,862	56,644

Total liabilities	1,242,766	1,138,457

Minority Interests	9,988	9,896
Series A convertible preferred stock	12,764	13,623

Shareholders’ equity	505,416	476,284

Total liabilities and shareholders’ equity	$1,770,934	$1,638,260

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2008	2007	2008	2007
Cash flows from operating activities
Net income	$9,365	$4,540	$18,505	$10,619
Depreciation and amortization	19,208	22,213	38,244	43,992
Impairment and restructuring charges
Deposits for precious metals	0	400	0	70,073
Changes in other current assets and liabilities, net	(22,381)	(16,908)	(40,021)	(47,673)
Other adjustments, net	(10,445)	(4,172)	(10,019)	(7,149)

Net cash (used for) provided by continuing operations	(4,253)	6,073	6,709	69,862
Net cash (used for) provided by discontinued operations	9	(57)	(16)	(45)

Net cash (used for) provided by operating activities	(4,244)	6,016	6,693	69,817

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(19,310)	(18,110)	(34,572)	(30,921)
Proceeds from sale of assets and businesses	162		310	1,964
Other investing activities	336	701	336	859

Net cash used for investing activities	(18,812)	(17,409)	(33,926)	(28,098)

Cash flow from financing activities
Net borrowings (repayments) under short-term credit facilities	(210)	16,833	3,478	10,850
Proceeds from revolving credit facility	250,071	220,261	430,347	410,295
Proceeds from term loan facility	0	0	0	55,000
Principal payments on revolving credit facility	(208,196)	(217,048)	(380,074)	(507,649)
Principal payments on term loan facility	(7,165)	(1,525)	(7,927)	(1,525)
Proceeds from exercise of stock options		2,105		8,233
Debt issue costs paid		(2,086)		(2,086)
Cash dividends paid	(6,517)	(6,512)	(13,036)	(13,041)
Other financing activities	(2,436)	(462)	(4,238)	(1,325)

Net cash (used for) provided by financing activities	25,547	11,566	28,550	(41,248)
Effect of exchange rate changes on cash and cash equivalents	(496)	81	48	339

Increase (decrease) in cash and cash equivalents	1,995	254	1,365	810
Cash and cash equivalents at beginning of period	11,395	17,541	12,025	16,985

Cash and cash equivalents at end of period	$13,390	$17,795	$13,390	$17,795

Cash paid during the period for:
Interest	$9,657	$8,507	$26,493	$28,680
Income taxes	$1,065	$3,076	$5,243	$6,774

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2008	2007	2008	2007

Performance Coatings	$178,343	$158,303	$338,896	$297,118
Electronic Materials	74,014	61,214	141,297	124,881
Color and Glass Performance Materials	120,740	99,460	239,084	196,696
Polymer Additives	98,715	85,160	191,026	167,673
Specialty Plastics	63,609	69,797	125,402	136,758
Other Businesses	23,136	21,693	45,663	44,465

Total net sales excluding precious metals	558,557	495,627	1,081,368	967,591

Sales of precious metals	91,839	58,031	176,284	115,772

Total net sales	$650,396	$553,658	$1,257,652	$1,083,363

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.